EXHIBIT 21.1

LIST OF SUBSIDIARIES OF REGISTRANT

Subsidiaries of DeCrane Aircraft Holdings, Inc.

AUDIO INTERNATIONAL, INC., an Arkansas corporation.

CARL F. BOOTH & CO., LLC, a Delaware limited liability company.

CUSTOM WOODWORK & PLASTICS, LLC, a Delaware limited liability company.

DAH-IP HOLDINGS, INC., a Delaware corporation.

DAH-IP INFINITY, INC., a Delaware corporation.

DECRANE AIRCRAFT SEATING COMPANY, INC., a Wisconsin corporation.

DECRANE CABIN INTERIORS, LLC, a Delaware limited liability company.

DECRANE CABIN INTERIORS - CANADA, Inc., a Delaware corporation.

HOLLINGSEAD INTERNATIONAL, INC., a California corporation.

PATS AIRCRAFT, LLC, a Delaware limited liability company.

PCI NEWCO, INC., a Delaware corporation.

PPI HOLDINGS, INC., a Kansas corporation.

PRECISION PATTERN, INC., a Kansas corporation.

THE INFINITY PARTNERS, LTD., a Texas limited partnership.